Exhibit 10.3

LEASE AGREEMENT

This SHORT TERM LEASE (this “Lease”) is entered into as of the 31st day of December, 2020, by and between 6250 LBJ Freeway, LP, a Texas limited partnership (“Landlord”) and TUESDAY MORNING, INC., a Texas corporation (“Tenant”).

1.	Lease Grant and Term. Subject to the terms of this Lease, Landlord leases to Tenant, and Tenant leases from Landlord, the real property as described in the legal description attached hereto as Exhibit A (together with any improvements thereon) located at 6250 LBJ Freeway, Dallas, Texas (the “Premises” or the “Property”). The term of this Lease (the “Term”) shall commence on the date first set forth above (the “Commencement Date”) and shall continue until 5:00 p.m. (Central Standard Time) on the date that is one hundred twenty (120) months following the Commencement Date (“Termination Date”).

2.	Permitted Use; Operation. Tenant shall use the Premises for general office use, together with any incidental purposes thereto, and for no other purpose. Tenant will ensure that Tenant’s use of the Premises complies with all laws, ordinances, rules and regulations of governmental authorities and all matters of record affecting the Premises, now or hereafter in effect.

3.	Rent Payments. During the Term, Tenant agrees to pay to Landlord a monthly sum equal to $67,761.67 (the “Fixed Rental”). All Fixed Rental payments shall be due and payable, in advance, on or before the first day of each succeeding calendar month during the Term. Fixed Rental for any fractional month during the Term shall be prorated based on the current Fixed Rental for each day of the partial month this Lease is in effect. For the avoidance of doubt, Tenant has no monetary obligations to Landlord under this Lease unless expressly provided otherwise in this Lease. Tenant may (i) send Fixed Rental Payments to the following address: P.O. Box 471369, Fort Worth, Texas 76147, or (ii) elect to wire Fixed Rental Payments (or pay via Automated Clearing House), in which case Landlord shall provide wiring instructions to Tenant. Commencing on the first (1st) anniversary of the Commencement Date and continuing each anniversary date thereafter during the Term, the Fixed Rental amount shall be increased by two percent (2.0%) over the prior year’s Fixed Rental amount. Notwithstanding anything to the contrary contained herein, this Lease is an absolute net lease. It is the intention of Landlord and Tenant that the Fixed Rental and other sums and charges provided herein shall be absolutely net to Landlord and that such amounts shall be paid without setoff, abatement, deduction, reduction, except as otherwise expressly permitted by this Lease.

4.	Late Fees; Interest. In the event that a Fixed Rental payment is not received by Landlord within five (5) days of the date it is due, Tenant may be assessed a late fee by Landlord of 2.5% of the amount due; provided, however, no such late fee shall be owed unless such late payment continues for a period of five (5) days after written notice to Tenant (but Tenant shall only be entitled to one such notice in any calendar year, and thereafter during such calendar year any such payment not paid within five (5) days of its due date shall trigger such late payment without the requirement of additional notice).

5.	Reserved.

6.	Maintenance, Repair, and Replacement; Surrender. Excluding damage by casualty or condemnation, which are governed elsewhere in this Lease, Tenant, at its sole cost and expense, shall maintain and repair in their current condition, reasonable wear and tear excepted, the Premises (including the roof, foundation, exterior walls and other structural elements) and equipment and systems within the Premises (including generators, lighting, electrical, plumbing, hydraulics, mechanical, heating, ventilating and air conditioning), all driveways, parking areas, landscaping, and other improvements located on the Premises, which maintenance and repair shall be in Tenant’s reasonable discretion, and may include replacement of such equipment, systems, or structural elements of the Property if replacement is required in Tenant’s reasonable discretion. During the Term of this Lease, Landlord shall have no obligations with respect to the maintenance or repair (including replacement) of the Premises, all of such obligations being assumed by Tenant, except as otherwise expressly provided herein. Landlord may make any repairs to the Premises upon thirty (30) days advance written notice to Tenant (or such shorter period of time if Landlord reasonably determines the failure to immediately repair will result in material long-term damage to the Premises (or any part thereof), or would cause injury or harm to human health, in Landlord’s reasonable judgment), so long as Landlord uses commercially reasonable efforts to minimize interference with Tenant’s business operating in exercising its rights hereunder. In the event that Landlord is required to make any repairs to the Premises to correct a condition or state of facts which if not corrected would result in long-term material damage to the Premises (or any material part thereof), or would cause injury or harm to human health, in Landlord’s reasonable judgment and Tenant fails to commence and diligently pursue such repair within ten (10) days’ of receipt of notice thereof (or with respect to an emergency condition, within five (5) days’ of receipt of notice thereof), Tenant shall reimburse Landlord for all of Landlord’s out-of-pocket costs in making such repair within ten (10) days following Landlord’s invoice therefor. Landlord shall indemnify and hold harmless Tenant for any actual, out-of-pocket costs, expenses or losses which Tenant incurs due to Landlord’s, its agents or contractors’ negligence or willful misconduct in connection with any repairs done by Landlord or on behalf of Landlord at the Premises. Notwithstanding anything to the contrary, at the expiration or earlier termination of this Lease, Tenant shall surrender the Premises to Landlord in the then-existing condition of the Premises. Tenant and Landlord shall schedule a walk-through inspection of the Premises at least thirty (30) days in advance of the expiration date of the Lease. Landlord shall have the right to identify which furniture and any other tangible personal property on the Premises that Landlord requires Tenant to remove at the time Tenant vacates the Premises. In the event that Tenant fails to remove such identified property by the expiration or termination of this Lease, then such property shall be considered abandoned and, at Landlord’s election, be deemed the property of Landlord (except for any tangible personal property utilized by Tenant pursuant to easements, leases, or licenses, provided that if such property is not removed by the expiration of the Lease Term, Landlord shall have the right to remove the same at Tenant’s reasonable expense), and Landlord shall have the option to remove and dispose of the same, and Tenant shall pay the reasonable, out-of-pocket costs of such removal to Landlord upon demand. Tenant shall execute an “as is” Bill of Sale conveying Tenant’s interest in property that Landlord has elected to assume at the expiration of the Term, and any other reasonable documentation necessary to transfer ownership thereof.

7.	Alterations. Tenant shall not make or suffer or allow to be made any alterations, additions or improvements in or to the Premises (collectively, “Alterations”) without first obtaining Landlord’s written consent based on plans and specifications (which may be preliminary) submitted by Tenant, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, without prior consent from Landlord, Tenant shall be permitted to make interior, non-structural Alterations to the Premises (but not structural or exterior portions of the improvements) that do not adversely affect the roof, or the heating, ventilating, air-conditioning, mechanical, electrical, plumbing or life safety systems of the Premises, provided that the total cost to acquire and install the proposed Alterations is no more than (i) $100,000 in any one instance and (ii) $250,000 in the aggregate during any calendar year.

8.	Signs.

a.	Tenant shall not affix any signs or other advertising materials to the Premises without the prior written consent of the Landlord, which may be withheld in Landlord’s reasonable discretion. Existing signage is hereby approved.

b.	Landlord shall not affix any signs or other advertising materials to the Premises, except that Landlord shall have the right to place a “For Lease” sign on the Premises during the last (six) 6 months of the Term or a “For Sale” sign on the Premises if Landlord desires to sell the Premises.

9.	Utilities, Telephone, and Generator. Tenant is currently in possession of the Premises and acknowledges that the utilities currently serving the Premises are sufficient for Tenant’s use. Tenant shall pay directly to the utility provider when due for the consumption of all utilities used in the Premises during the Term. Tenant shall at all times have the right to access and utilize any generators that service the Premises. In the event any utility shall become unavailable at the Premises, Landlord shall reasonably cooperate with Tenant to get such utility restored as soon as reasonably practicable.

10.	Insurance. Tenant shall maintain the insurance policies set forth on Exhibit B hereto. Landlord will maintain: (i) commercial general liability insurance with limits of $1,000,000 per occurrence and $2,000,000 in the aggregate, and (ii) causes of loss-special form property insurance on the Premises with customary exclusions in the amount of the full replacement cost thereof, including business interruption insurance or rent loss insurance in amount reasonably determined by Landlord (“Landlord’s Insurance”). Landlord shall add Tenant as named additional insured on the policies Landlord is required to carry hereunder. All liability insurance policies must delete the contractual liability exclusion with respect to personal injury or damage to property. All property insurance policies must waive subrogation against the Tenant and Tenant related parties. Any insurance carried by Landlord may be in the form of one or more blanket insurance policy(ies) covering multiple properties. For each month during the Term, Tenant shall make a payment to Landlord (an “Insurance Payment”) in an amount equal to one-twelfth (1/12) of the Insurance Expenses (as hereinafter defined) for the calendar year in question as reasonably estimated by Landlord. The Insurance Payments are intended to reimburse Landlord for the actual Insurance Expenses accruing during the Term for the Premises. For purposes herein, “Insurance Expenses” shall mean the premiums, commercially reasonable deductibles of not more than $50,000 per occurrence, and other expenses incurred by Landlord for Landlord’s Insurance, but in no event shall Tenant be required to reimburse Landlord, and Insurance Expenses shall exclude, environmental coverage, mold coverage, terrorism coverage, pollution coverage and all other special coverages and/or endorsements that Landlord, in Landlord’s reasonable discretion, may from time to time consider appropriate in connection with Landlord’s ownership, management or operation of the Premises. When the actual amount of Insurance Expenses for an applicable calendar year are determined by Landlord, Landlord or Tenant, as applicable, will pay to the other such amounts as may be appropriate to reconcile Tenant’s payment of estimated Insurance Expenses based on actual Insurance Expenses, within thirty (30) days after written demand together with commercially reasonable evidence of the final amounts demanded. In the event Landlord shall fail to carry any of the policies required by this Lease, or fails to carry such policies in the form required hereunder, Tenant may purchase such policies on behalf of Landlord and Tenant shall not be responsible for payment of any Insurance Expenses related to such policies for so long as Tenant shall maintain such policies on behalf of Landlord.

11.	Taxes. During the Term, Tenant shall pay prior to delinquency all real property taxes and assessments assessed against the Premises; provided, however, (i) upon prior written notice to Landlord, Tenant shall have the right to contest such taxes and assessments as long as in no event shall Tenant permit the commencement of foreclosure proceedings against the Premises, and (ii) Tenant may pay any assessments over the longest period of time allowed by applicable law prior to delinquency. Landlord shall reasonably cooperate with Tenant in connection with any tax contest. Real property taxes and assessments with respect to the Premises for a billing period during which Tenant’s obligations pursuant to this Lease expire or terminate as to the Premises shall be adjusted and prorated on a daily basis between Landlord and Tenant, whether or not such tax or assessment is imposed before or after such expiration or termination of this Lease. Within thirty (30) days after the expiration of the Term, Landlord shall reimburse Tenant for all real property taxes and assessments paid by Tenant for the remainder of that calendar year (it being agreed that Tenant may pay all taxes for such year, subject to the aforesaid reimbursement). This obligation shall survive the expiration of this Lease. Landlord shall have the right, at Landlord’s expense (y) to seek a reduction in the valuation of the Premises and/or any portion or part thereof assessed for tax purposes if, within thirty (30) days after delivery of written notice by Landlord to Tenant, Tenant fails to commence a proceeding to secure such reduction; and/or (z) to participate in any such proceeding commenced by Tenant. Tenant agrees to indemnify and hold Landlord, its OFFICERS, DIRECTORS, PARTNERS, EMPLOYEES, AGENTS and the Landlord Parties harmless from and against any costs or expenses (including reasonable attorneys’ fees) or liabilities in connection with any such tax contest proceeding if such proceeding has been requested or initiated by Tenant. The foregoing indemnity by Tenant shall not be applicable if Landlord voluntarily elects to participate in such proceeding. The foregoing indemnity shall expressly survive the expiration or sooner termination of this Lease. Landlord and Tenant shall use commercially reasonable efforts to have the tax assessor send tax bills directly to Tenant and Tenant shall provide a copy thereof within ten (10) days after receipt. In the event the parties are unable to transfer receipt of the tax bill to Tenant, then within ten (10) days after Landlord’s receipt thereof, Landlord shall deliver to Tenant copies of any tax or assessment statements that it receives with respect to the Premises, and if Landlord fails to provide any such statement and, as a result of such failure, Tenant does not timely pay taxes, then Landlord shall be responsible for any fees, penalties, or similar charges with respect to the associated taxes or assessments. Otherwise, Tenant shall be responsible for any fees, penalties, or similar charges with respect to the associated taxes or assessments.

12.	WAIVER OF SUBROGATION. RELEASE FROM OWN NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT): ANYTHING TO THE CONTRARY IN THIS LEASE NOTWITHSTANDING, NEITHER PARTY, NOR ITS OFFICERS, DIRECTORS, PARTNERS, EMPLOYEES, AGENTS OR INVITEES (EACH, A "RELEASED PARTY") SHALL BE LIABLE TO THE OTHER PARTY OR TO ANY INSURANCE COMPANY (BY WAY OF SUBROGATION OR OTHERWISE) INSURING THE OTHER PARTY FOR ANY LOSS OR DAMAGE TO ANY BUILDING STRUCTURE OR OTHER TANGIBLE PROPERTY (INCLUDING, WITHOUT LIMITATION, EQUIPMENT) ON THE PROPERTY, OR LOSS OF BUSINESS OR RENTAL INCOME IN CONNECTION WITH THE PROPERTY, EVEN THOUGH SUCH LOSS OR DAMAGE MIGHT HAVE BEEN OCCASIONED BY THE NEGLIGENCE OF ANY RELEASED PARTY (THIS CLAUSE SHALL NOT APPLY, HOWEVER, TO ANY DAMAGE CAUSED BY THE GROSS NEGLIGENCE OR THE INTENTIONAL MISCONDUCT OF THE RELEASED PARTY). EACH PARTY REPRESENTS AND COVENANTS THAT IT SHALL OBTAIN APPROPRIATE WAIVERS OF SUBROGATION IN ITS PROPERTY INSURANCE POLICIES THAT IT MAY ELECT TO CARRY. THIS SECTION RELEASES A PARTY FOR THE CONSEQUENCES OF ITS OWN NEGLIGENCE (EXCLUSIVE OF GROSS NEGLIGENCE). PARTIES NAMED HEREIN NOT SIGNING THIS LEASE ARE EXPRESS AND INTENDED THIRD PARTY BENEFICIARIES OF THIS WAIVER OF SUBROGATION.

13.	Assignment & Subletting. Except as provided herein, Tenant shall not assign or in any manner transfer this Lease or any estate or interest hereunder and shall not sublease the Premises or any part thereof without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned, or delayed. As part of Tenant’s request for, and as a condition to, Landlord’s consent to such assignment or sublease, Tenant shall provide Landlord with financial statements for the proposed transferee and such other information as Landlord may reasonably request. Tenant shall not be entitled to receive monetary damages based upon a claim that Landlord unreasonably withheld its consent to a proposed transfer to a third party and Tenant’s sole remedy shall be an action to enforce any such provision through specific performance or declaratory judgment. Tenant shall reimburse Landlord for its actual reasonable costs and expenses incurred in connection with such assignment or sublease request.

Notwithstanding anything in this Lease to the contrary, so long as Tenant is not in default under this Lease beyond applicable notice and cure periods, the consent of the Landlord need not be obtained if the assignment of the Lease is to a: (i) parent, subsidiary or affiliate of Tenant; (ii) company with which Tenant may merge or consolidate; (iii) corporation that acquires all or substantially all of the shares of stock or assets of Tenant; or (iv) to any corporation which is the successor corporation in the event of a corporate reorganization (a “Related Entity”); provided, however, that (i) such Related Entity does not use the Premises for any other use than the use permitted by this Lease, and (ii) with respect to an assignment to a Related Entity described in subsections (ii) and (iii), such Related Entity has a tangible net worth equal to or greater than $10,000,000.00. Landlord agrees that Tenant shall have the right, without Landlord’s consent, to sublease or license a portion of the Premises to a Related Entity described in subsection (i) above, provided that such Related Entity does not use the Premises for any other use than the use permitted by this Lease. Tenant shall give Landlord written notice at least ten (10) days prior to the effective date of the proposed transfer, along with all applicable documentation and other information necessary for Landlord to determine that the requirements of this Section 13 have been satisfied, including if applicable, the qualification of such proposed transferee as an affiliate of Tenant or a Related Entity.

14.	Events of Default & Remedies. Each of the following occurrences shall constitute an “Event of Default”: (a) Tenant’s failure to pay Fixed Rental, or any other sums due from Tenant to Landlord under this Lease (provided, however, no such Event of Default shall occur under this subparagraph (a) unless Tenant fails to pay any such sum within five (5) Business Days after receipt of a written notice of default from Landlord; provided, however, that such notice shall not be required more than two (2) times in a given calendar year); (b) Tenant’s failure to perform, comply with, or observe any other agreement or obligation of Tenant under this Lease, which failure is not cured within thirty (30) days of written notice from Landlord (provided, however, if Tenant commences such cure within such 30-day period and diligently pursues such cure, Tenant may have such additional time as may be reasonably necessary to effect such cure); (c) Tenant’s failure to perform any of the obligations of Tenant in the manner set forth in Section 10, and such failure continues for more than ten (10) days following Tenant’s receipt of Landlord’s written notice to Tenant of the same; or (d) the admission by Tenant in writing that it cannot meet its obligations as they become due or the making by Tenant of an assignment for the benefit of its creditors. Any Event of Default shall be considered a breach of this Lease by Tenant. In addition to any and all other rights or remedies Landlord may have in connection with this Lease, as provided by law or equity, Landlord shall have the following rights and remedies upon the occurrence of any Event of Default: (a) without terminating this Lease, to change the locks on the doors to the Premises and to exclude Tenant therefrom; (b) terminate this Lease and take possession of the Premises and to re-let the Premises for the Landlord’s account (no termination of this Lease shall relieve the Tenant of the obligation to pay any Fixed Rental or any other amounts due under the terms of this Lease prior to termination) and recover the Landlord’s Liquidated Damages (as defined below); and (c) Landlord may terminate Tenant’s right to possession of the Premises without terminating this Lease, reenter and take possession of the Premises and remove all persons and property therefrom with or without process of law, without being deemed guilty of any manner of trespass and without prejudice to any remedies for arrears of the Fixed Rental or other amounts due hereunder or existing breaches hereof, and lease, manage, and operate the Premises and collect the rents, issues, and profits therefrom all for the account of Tenant, and credit to the satisfaction of Tenant’s obligations under this Lease the net rental received (after deducting therefrom all reasonable costs and expenses of repossessing, leasing, managing, and operating the Premises). The term “Landlord’s Liquidated Damages” for purposes of this Section means the worth at the time of award by the court having jurisdiction thereof of (i) the unpaid Fixed Rental and other charges and adjustments called for under the Lease which had been earned at the time of termination, (ii) the amount by which the unpaid Fixed Rental and other charges and adjustments called for under the Lease which would have been earned after termination until the time of award exceeds the amount of such Fixed Rental loss for the same period which the Tenant proves could have been reasonably avoided, and (iii) the amount by which the unpaid Fixed Rental and other charges and adjustments called for under this Lease for the balance of the term after the time of such award exceeds the amount of such Fixed Rental loss for the same period that Tenant proves could be reasonably avoided. The worth at the time of award of the sums referred to in subsections (i) and (ii) above, is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%). In addition to the foregoing remedies, Tenant shall be required to pay all expenses reasonably incurred by Landlord in enforcing its rights and remedies under this Lease, including attorneys’ fees, court costs and interest at the lesser of ten percent (10%) or the maximum rate of interest allowed by applicable law, and shall pay to Landlord the commercially reasonable costs, losses and expenses incurred by Landlord in reletting all or any portion of the Premises, including the cost of removing and storing Tenant’s personal property and other property, repairing the Premises, removing and/or replacing Tenant’s signage, and making the Premises ready for a new tenant, including the cost of leasehold improvements. Upon any re-letting of the Premises by Landlord, all rent received by Landlord shall be applied (i) first to the payment of any indebtedness other than rent or other charges due under this Lease from Tenant, (ii) second to the payment of any reasonable and related costs and expenses of such re-letting (including brokerage fees and attorney’s fees and costs of alterations and repairs), and (iii) third to the payment of all Fixed Rental and other charges due and unpaid under this Lease. In no event shall the Tenant be entitled to receive any surplus of any sums received by Landlord on re-letting the Premises, in excess of the rent and other charges payable under this Lease. In no event shall Tenant be liable for consequential, punitive, exemplary or other damages (other than actual damages only) in connection with this Lease. Landlord shall use commercially reasonable efforts to mitigate damages.

15.	Landlord’s Default. If Landlord defaults under this Lease, Tenant will give Landlord written notice specifying such default with particularity, and Landlord shall thereupon have thirty (30) days in which to cure any such default; provided, however, if Landlord commences such cure within such 30-day period and diligently pursues such cure, Landlord may have such additional time as may be reasonably necessary to effect such cure. Unless and until Landlord fails to so cure any default after such notice, Tenant shall not have any remedy or cause of action by reason thereof; provided, however, in the event of a bona fide emergency to person or property, Tenant may cure such default and receive reimbursement for Tenant’s reasonable third-party costs in affecting such cure within thirty (30) days after invoice. All obligations of Landlord hereunder will be construed as covenants, not conditions. In no event shall Landlord be liable for consequential, punitive, exemplary or other damages (other than actual damages only) in connection with this Lease. Tenant shall use commercially reasonable efforts to mitigate damages. Landlord’s liability for failure to perform any of its obligations hereunder is hereby expressly limited to Landlord’s interest in and to the Premises. Should Landlord fail to pay any sum required to be paid by Landlord hereunder, or fail to perform any obligation required to be performed by Landlord hereunder, any judicial proceedings brought by Tenant against Landlord shall be limited to proceeding against Landlord’s rights and interest in and to the Premises, and no attachment, execution, or other writ or process shall be sought, issued, or levied upon any assets, properties, or funds of Landlord, other than against Landlord’s interest in and to the Premises. Tenant hereby waives its statutory lien under Section 91.004 of the Texas Property Code. Notwithstanding anything contained in this Lease to the contrary, the obligations of Landlord under this Lease (including any actual or alleged breach or default by Landlord) do not constitute personal obligations of Landlord or the individual partners, directors, officers, members or shareholders of Landlord or against Landlord’s partners or any other persons or entities having any interest in Landlord, or any of their personal assets for satisfaction of any liability with respect to this Lease

16.	Mechanics’ Liens. Tenant shall fully and promptly pay all sums necessary for the costs or repairs, alterations, improvements, charges or other work done by Tenant on the Premises. Tenant shall indemnify and hold Landlord harmless from and against any and all such costs and liabilities incurred by Tenant, and against any and all mechanics’, materialmen’s, or laborers’ liens arising out of or from such work or the cost thereof which may be asserted, claimed or charged against the Premises. This obligation shall survive the termination of this Lease.

17.	Holding Over. If Tenant fails to vacate the Premises at the Termination Date, then Tenant shall be a tenant at sufferance and Tenant shall pay as a daily Fixed Rental an amount equal to 1.2 times the daily Fixed Rental payable during the last month of the Term. In no event shall Tenant be liable for damages in connection with any holdover unless such holdover continues for a period of more than sixty (60) days. If Landlord is unable to deliver possession of the Premises to a new tenant, or to perform improvements for a new tenant, as a result of Tenant’s holdover and Tenant fails to vacate the Premises within sixty (60) days after Landlord notifies Tenant of Landlord’s inability to deliver possession, or perform improvements, Tenant shall be liable to Landlord for all reasonable damages that Landlord suffers from the holdover.

18.	Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and deemed to be delivered, whether actually received or not, (a) if hand delivered or post marked by the U.S. Postal Service, postage prepaid, registered or certified mail, return receipt requested, upon deposit with the carrier, (b) if sent by courier or express mail where evidence of delivery is retained, upon deposit, or (c) sent via electronic mail as long as such notice is also simultaneously sent by one of the other methods approved hereunder. Any notice executed and delivered by either party’s legal counsel (or any other authorized agent of such party) shall be fully effective as if the same had been executed and delivered by such party. Landlord and Tenant may execute this Lease by electronic counterparts or PDF counterparts delivered electronically, each of which shall be deemed an original for all purposes.

19.	Indemnification.

a.	Subject to Section 12 above, Tenant shall indemnify, defend and hold Landlord harmless from any claim for injury to person or damage to property accruing during the Term of this Lease and occurring within, on or about the Premises or arising from the negligence or intentional misconduct of Tenant, its agents, officers, employees, or contractors. For the avoidance of doubt, this Section 19(a) does not cover an environmental claim.

b.	Tenant agrees that Tenant shall not knowingly receive, accept, store, dispose or release any hazardous or toxic substances on or in the Premises in violation of environmental laws, or transport any hazardous or toxic substances to or from the Premises in violation of environmental laws, except materials used in Tenant’s ordinary course of business, and any such materials will be stored, used, and disposed of in compliance with all environmental laws. Tenant shall indemnify, defend and hold Landlord harmless from any claim relating to the environmental condition of the Premises accruing during the Term of this Lease and caused by Tenant or its agents, employees, contractors, or invitees (each, a “Tenant Party”). For the avoidance of doubt, Tenant shall have no liability to Landlord for any environmental condition of the Premises (or a related claim) that (a) was not caused by a Tenant Party, or (b) existed or accrued prior to the Commencement Date, even if caused by a Tenant Party, except to the extent a Tenant Party exacerbates such pre-existing condition.

These indemnity obligations shall survive the termination of this Lease as to claims that accrued during the Term of this Lease. For Landlord’s indemnification rights to remain effective, Landlord must notify Tenant in writing within sixty (60) days of receiving notice of the claim.

20.	Casualty and Condemnation. If (a) (i) more than fifty percent (50%) of the square footage of the Premises cannot be used for the purposes contemplated by this Lease because of casualty, or (ii) more than fifty percent (50%) of the square footage of the building located on the Premises cannot be used for the purposes contemplated by this Lease because of condemnation or purchase in lieu of condemnation, and (b) Landlord reasonably estimates (“Landlord’s Rebuild Estimate”) that such damage cannot be restored within two hundred seventy (270) days from the occurrence of such event, then Landlord or Tenant may elect to terminate this Lease by providing written notification to the other on or before sixty (60) days after delivery of Landlord’s Rebuild Estimate. Landlord shall deliver Landlord’s Rebuild Estimate no later than thirty (30) days following the date of such casualty. Notwithstanding the foregoing, either party may terminate this Lease (effective as of the date of the applicable event) if the Premises are damaged by casualty during the last twelve (12) months of the Term and Landlord’s Rebuild Estimate indicates that it will require more than one hundred fifty (150) days from the occurrence of such event to restore the Premises. If neither party elects to terminate this Lease as provided above or if neither party has the right to terminate this Lease as provided above, then Landlord shall promptly commence to restore the Premises to substantially the same condition that existed prior to the fire or other casualty (“Landlord’s Repair Obligation”), exclusive of any Alterations, additions, improvements, fixtures and equipment installed by or on behalf of Tenant (whether before or after the Commencement Date). Notwithstanding the foregoing, Landlord shall not be required to fulfill its Landlord’s Repair Obligations to the extent that any lender requires that Landlord’s insurance proceeds be applied to the payment of the mortgage debt or if the casualty is not a claim covered by insurance. Notwithstanding anything to the contrary contained herein, if Landlord’s Repair Obligation has not been substantially completed within forty-five (45) days after the estimated restoration date set forth in Landlord’s Rebuild Estimate (the last day of such 45-day period being the “Casualty Termination Date”), Tenant shall have the right to terminate this Lease effective upon thirty (30) days’ prior written notice to Landlord delivered within sixty (60) days after the Casualty Termination Date; provided, however, that such termination shall be null and void if Landlord completes the Landlord’s Repair Obligations prior to the expiration of such sixty (60) day period. If a casualty renders all or part of the Premises untenantable, Rent shall proportionately abate commencing on the date of the casualty and ending when the Premises are delivered to Tenant with Landlord’s Repair Obligation substantially complete. The extent of the abatement shall be based upon the portion of the Premises rendered untenantable, inaccessible or unfit for use in a reasonable business manner for the purposes stated in this Lease. Tenant shall not be entitled to such abatement if the fire or other casualty was caused by the intentional wrongful action of Tenant, its employees, agents, or contractors. In the event that this Lease is terminated as set forth herein, the Fixed Rental shall be apportioned as of the date of the damage and, provided Tenant is not in default, Tenant shall be entitled to a refund from Landlord of amounts for the Fixed Rental or other charges prepaid by Tenant to Landlord for the period arising after the date of the casualty. Tenant will have no claim to insurance proceeds with respect to insurance policies maintained by Landlord, condemnation award or proceeds in lieu of condemnation; provided that in the event of a casualty, Tenant shall be permitted to retain any insurance proceeds payable under any policy carried by Tenant. Tenant may separately pursue a claim (to the extent it will not reduce Landlord’s award or prohibit Landlord from claiming any award otherwise available to Landlord, including loss of lease value) against the condemnor for the value of Tenant’s personal property taken, loss of leasehold interest, moving costs and loss of business.

21.	Miscellaneous.

a.	Nothing herein contained shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture between Landlord and Tenant, it being understood and agreed that neither the method of computation of Fixed Rental, nor any other provisions contained herein, nor any acts of the parties hereto, shall be deemed to create any relationship between the parties hereto other than the relationship of landlord and tenant.

b.	Within thirty (30) days after the request of the other, at any time and from time to time, both Landlord and Tenant agree to execute, acknowledge and deliver an estoppel certificate certifying that (i) this Lease is in full force and effect, (ii) the date through which Fixed Rental and other charges due hereunder have been paid and (iii) to such party’s knowledge, that no default by Landlord or Tenant, as appropriate, has occurred hereunder or specifying the nature of any such default.

c.	Each of the parties represents and warrants that there are no unpaid claims for brokerage commission or finder’s fees in connection with the execution of this Lease, and each agrees to indemnify the other against, and hold it harmless from, all liabilities arising from any such claim (including without limitation, the cost of legal fees in connection therewith). This obligation shall survive the termination of this Lease.

d.	The laws of the state in which the Premises is located shall govern the interpretation, validity, performance and enforcement of this Lease (without reference to choice of law principles).

e.	Each provision of this Lease shall be construed in such manner as to give such provision the fullest legal force and effect possible. To the extent any provision herein (or part of such provision) is held to be unenforceable or invalid when applied to a particular set of facts, or otherwise, the unenforceability or invalidity of such provision (or part thereof) shall not affect the enforceability or validity of the remaining provisions hereof (or of the remaining parts of such provision), which shall remain in full force and effect, nor shall such unenforceability or invalidity render such provision (or part thereof) would be held legally enforceable and/or valid.

f.	Notwithstanding anything to the contrary, in no event shall Landlord or Tenant be liable for consequential, punitive, exemplary or other damages (above and beyond actual damages only) in connection with this Lease.

g.	In the event of litigation hereunder, the prevailing party shall be entitled to an award of its reasonable attorney’s fees. Landlord and Tenant agree that should any suit, action or proceeding arising out of this Lease be instituted by any party hereto, such suit, action or proceeding shall be instituted only in a state or federal court in the county in which the Premises are located or, if no such court is located in that county, then in the state or federal court that is closest to the Premises (the “Approved Jurisdiction”). Landlord and Tenant each consent to the in personam jurisdiction of any state or federal court in the Approved Jurisdiction, and waive any objection to the venue of any such suit, action or proceeding. This Section 22(h) shall survive the expiration or termination of this Lease.

22.	Delivery of the Premises. Tenant acknowledges and agrees the Premises are delivered by Landlord and accepted by Tenant in its present “AS IS, WHERE IS, WITH ALL FAULTS” condition as of the Commencement Date. Tenant acknowledges that it has been provided access and ample opportunity to inspect the Premises and its existing condition, improvements and systems and, except as expressly provided otherwise in this Lease, is not relying upon any warranty or representation of Landlord or its agents regarding the condition, adequacy or suitability of the same for Tenant’s intended purpose, LANDLORD HEREBY EXPRESSLY DISCLAIMING ANY SUCH WARRANTY. Landlord shall have no liability or obligation to any Tenant Party for any pre-existing environmental condition existing as of the Effective Date, except to the extent Landlord, its affiliates, agents or contractors exacerbate such condition.

23.	No Contractual or Statutory Lien. Landlord hereby waives any contractual or statutory lien on the goods, wares, or equipment of Tenant located at the Premises.

24.	Attornment. Tenant shall, in the event any proceedings are brought for the foreclosure of, or in the event of the exercise of the power of sale under any mortgagee made by Landlord covering any part of the Premises, attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as Landlord under this Lease.

25.	Priority of Lease. Upon written request of Landlord or the holder or of a proposed holder of any mortgage now or hereafter covering or to cover any part of the Premises, Tenant will subordinate its rights under this Lease to the lien of such mortgage and to all advances made or to be made upon the security thereof, and Tenant shall, within ten (10) business days after written demand therefor, execute, acknowledge, and deliver an instrument, in the form customarily used by such encumbrance holder, and reasonably satisfactory to Tenant, effecting such subordination; provided, however, as a condition to such subordination, Landlord shall cause such lienholder to sign a commercially reasonable subordination and non-disturbance agreement.

26.	OFAC. Landlord hereby represents and warrants to Tenant that Landlord is not acting, directly or indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order of the President of the United States of America (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department, as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any law that is enforced or administered by the United States Office of Foreign Assets Control, and is not engaging in this transaction, directly or indirectly, on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of, any such person, group, entity or nation.

[Remainder of Page Intentionally Blank]

EXECUTED on the dates set forth below to be effective as of the date first above written.

TENANT:

TUESDAY MORNING, INC., a Texas corporation

By:	/s/ Steven R. Becker
Name:	Steven R. Becker
Title:	Chief Executive Officer

Address:

6250 LBJ Freeway
Dallas, Texas 75240
Attention: Jim Spisak
E-Mail: jspisak@tuesdaymorning.com &
legal@tuesdaymorning.com

With a copy to:

Haynes and Boone LLP
2323 Victory Avenue, Suite 700
Dallas, Texas 75219
Attention: Brack Bryant
E-mail: brack.bryant@haynesboone.com

Signature Page to Lease

LANDLORD:

6250 LBJ Freeway, LP, a Texas limited partnership

By:	6250 LBJ Freeway GP, LLC
a Texas limited liability company,
its General Partner

By:	/s/ Michael C. O’Malley
Name: Michael C. O’Malley
Title: Manager

Address:

6250 LBJ Freeway, LP
3800 N. Lamar Blvd, Suite 350
Austin, Texas 78756
Attention: Brett Zimmerman
Email: bzimmerman@pennybackercap.com

With a copy to:

Jackson Walker L.L.P.
100 Congress Ave., Suite 1100
Austin, Texas 78701
Attention: Kati Orso
E-mail: korso@jw.com

Signature Page to Lease

EXHIBIT A

LEGAL DESCRIPTION

BEING 4.883 acre (212,701 square foot) tract of land situated in the Thomas Dykes Survey, Abstract No. 405 and the Mckinney & Williams Survey, Abstract No. 1032, Dallas County, Texas, same being located in Block 7443, City of Dallas, Dallas County, Texas and being a portion of the land conveyed to Tuesday Morning, Inc. by Special Warranty Deed recorded in Volume 2002205, Page 1663, Deed Records, Dallas County, Texas (D.R.D.C.T.) and being more particularly described as follows:

BEGINNING at a 1/2 inch iron rod with yellow plastic cap stamped “BEASLEY RPLS 4050” found for corner in the south line of Lyndon B. Johnson Freeway/Interstate Highway 635 (a variable width public right-of-way), said road being the northernmost northwest corner of said Tuesday Morning, Inc. tract and the northeast corner of Lot 1, Block A of 6200 L.B.J. Office Park, an addition to the City of Dallas according to the plat recorded in Volume 84234, Page 1926 D.R.D.C.T.;

THENCE North 88°06’13” East, along said south line of Lyndon B. Johnson Freeway/Interstate Highway 635 for a distance of 23.21 feet to a 1/2 inch iron with orange plastic cap stamped “P&C 100871” set for corner;

THENCE North 85°05’23” East, continuing along said south line of Lyndon B. Johnson Freeway/Interstate Highway 635 for a distance of 267.87 feet to a 1/2 inch iron rod with orange plastic cap stamped “P&C 100871” set for corner;

THENCE North 89°18’53” East, continuing along said south line of Lyndon B. Johnson Freeway/Interstate Highway 635 for a distance of 116.99 feet to a corner on an electric vault, said corner being at the intersection of said south line of Lyndon B. Johnson Freeway/Interstate Highway 635 and the west line of Hughes Lane (a 60-foot-wide public right-of-way);

THENCE South, along said west line of Hughes Lane for a distance of 300.11 feet to an “x” cut in concrete found for corner;

THENCE South 00°23’32” West, continuing along said west line of Hughes Lane for a distance of 174.17 feet to a 1/2 inch iron rod with orange plastic cap stamped “P&C 100871” set for corner in the north line of a 15 foot wide alley;

THENCE South 89°46’20” West, departing said west line of Hughes Lane and along said 15 wide alley for a distance of 578.75 feet to a 1/2 inch iron rod with orange plastic cap stamped “P&C 100871” set for corner in the east line of aforementioned Lot 1;

THENCE North 00°19’49” East, along said east line of Lot 1 for a distance of 136.96 feet to a 1/2 inch iron rod found for corner;

THENCE South 89°53’46” East, continuing along said east line of Lot 1 for a distance of 172.29 feet to a 1/2 inch iron rod found for corner;

Ex. A-1

THENCE North 00°02’11” West, continuing along said east line of Lot 1 for a distance of 314.84 feet to the POINT OF BEGINNING and containing 4.883 acres, or 212,701 square feet of land, more or less.

Ex. A-2

EXHIBIT B

TENANT INSURANCE REQUIREMENTS

Tenant, at its sole cost and expense, shall procure and maintain throughout the Term of the Lease the following policies of insurance (which may be part of umbrella policies):

(a)                 property insurance causing Tenant's leasehold improvements and business personal property (sometimes also referred to as "fixtures and contents") at the Premises to be insured under the broadest available special form of property coverage, sometimes referred to as "all-risk" coverage (such as the form identified as CP 10 30, and any successor form, published by Insurance Services Office, Inc.), such insurance coverage (i) to be in the full amount of the replacement cost of all insured property, (ii) to include coverage for the loss of business income, in an amount deemed reasonable by Tenant, (iii) to contain no deductible or self-insured retention in excess of $100,000.00 (iv) to contain no coinsurance penalty clause, and (v) to include a waiver or subrogation in favor of Landlord; and

(b)                 combination of commercial general liability and umbrella insurance insuring both Landlord and Tenant against all claims, demands or actions for bodily injury, property damage, personal and advertising injury arising out of or in connection with Tenant's use or occupancy of the Premises, or by the condition of the Premises, with a limit of not less than $10,000,000 per occurrence and aggregate (and no offset for occurrences on property other than the Premises), and with coverage for contractual liability naming Landlord as Additional Insured and to include a waiver of subrogation in favor of the Landlord; and

(c)                 worker's compensation insurance insuring against and satisfying Tenant's obligations and liabilities under the worker's compensation laws of the state where the Premises is located, together with employer's liability insurance in an amount not less than $1,000,000.00 each accident, $1,000,000.00 disease policy limit, and $1,000,000.00 disease each employee; the full limits of insurance are to apply per location, and include a waiver of subrogation in favor of Landlord; and

(d)                 automobile liability insurance covering all owned, non-owned, and hired vehicles with a $1,000,000 per accident limit for bodily injury and property damage;

(e)                 during any period when construction work is being done in or on the Premises, such additional insurance as Landlord may reasonably require; and

(f)                 business interruption insurance in the unallocated amount of at least $10,000,000; and

(g)                 All policies must be written by insurance companies whose rating in the most recent Best’s Rating Guide is not less than A(-): VII; and

(h)                 Certificates of Insurance evidencing the required coverages must be delivered to Landlord prior to the commencement of the Lease.

Ex. B-1